Exhibit 99.B(d)(36)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
EAM Investors LLC
Dated December 10, 2014, as amended March 24, 2015

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

Small Cap and Small Cap II Funds

The fee for the Small Cap mandate (within SEI Institutional Investments Trust Small Cap and Small Cap H Funds) will be calculated based on the average monthly value of the Assets of the Fund managed by the Sub-Adviser aggregated with the average monthly value of the Assets of such other SEI mutual funds or accounts with similar mandates (i.e., small cap) as the Sub-Adviser may now or in the future agree to provided investment advisory/sub-advisory services.

The Small Cap mandate’s fee will be its pro rata portion of the total fee calculated as set forth below:

[REDACTED]

As of effective date of this amendment the Small/Mid-Cap Funds are follows:

•                  SEI Catholic Values Trust Catholic Values Equity Fund;

•                  SEI Institutional Investments Trust Small Cap Fund;

•                  SEI Institutional Investments Trust Small Cap II Fund;

•                  SEI Institutional Managed Trust Small Cap Fund; and

•                  SEI Institutional Managed Trust Small Cap Growth Fund.

SEI Investments Management Corporation EAM Investors LLC

By:	By:

/s/ William T. Lawrence	/s/ Frank P. Hunst

Name:	Name:

William T. Lawrence	Frank P. Hunst

Title:	Title:

Vice President	President